EXHIBIT 99.1

Utah Medical Products, Inc. Reports Financial Performance for Third Quarter 2012

Contact: Paul Richins	October 25, 2012
(801) 566-1200

Salt Lake City, Utah - In the third calendar quarter (3Q) and first nine months (9M) of 2012, Utah Medical Products, Inc.’s (Nasdaq: UTMD) changes in financial results compared to the same time period in the prior calendar year were as follows:

	3Q (July – September)	9M (January – September)
Sales:	(3%)	+13%
Gross Profit:	(1%)	+17%
Operating Income:	+12%	+30%
Net Income:	+22%	+42%
Earnings Per Share:	+19%	+40%

Earnings per share for the most recent twelve months (TTM) were $2.64. Excluding the noncash effects of depreciation, amortization of intangible assets and stock option expense, TTM consolidated earnings before taxes plus interest expense were $18,000. Currency amounts throughout this report are in thousands, except per share amounts and where noted.

UTMD achieved the following profit margins in 3Q 2012 and 9M 2012 compared to 3Q 2011 and 9M 2011:

	3Q 2012 (Jul – Sep)	3Q 2011 (Jul – Sep)	9M 2012 (Jan – Sep)	9M 2011 (Jan – Sep)
Gross Profit Margin (gross profits/ sales):	61.7%	60.4%	60.8%	59.0%
Operating Profit Margin (operating profits/ sales):	37.8%	32.8%	36.7%	31.9%
Net Profit Margin (profit after taxes/ sales):	25.9%	20.7%	24.9%	19.9%

Income Statement Summary. About 60% of the decline in 3Q 2012 sales compared to 3Q 2011 was due to a stronger U.S. Dollar (USD). 9M 2012 sales were up compared to 9M 2011 because most of 1Q 2011 did not include the addition of Femcare sales. The substantial improvement in gross profit margin (GPM) and operating profit margin (OPM) 3Q 2012 was due to realization of operating synergies from the 2011 Femcare acquisition. Gross margins benefited from direct sales in Ireland and the UK of Utah devices which were previously sold through distributors, and from better utilization of manufacturing capabilities in Ireland due to pulling in work previously subcontracted out to third parties by Femcare. Operating margins benefited from consolidation of operating resources, particularly in general and administrative and sales and marketing. Net margins improved, in addition to the above operational factors, because of lower interest expense in 2012 as a result of UTMD rapidly paying off loans used to help finance the 2011 Femcare acquisition, and because the income tax rate in the UK beginning in April 2012 was reduced to 25% from 26%. As a result of the improved margins, UTMD has achieved more in eps in 9M 2012 than it achieved for the whole of calendar year 2011. Based on 3Q 2012 results, UTMD apparently will exceed the upper end of its previously upwardly adjusted Earnings per Share (eps) estimate of $2.60 for the year of 2012. Eps in calendar 2011 were $2.03.

Sales. Compared to 3Q 2011, the average exchange rate during 3Q 2012 for the USD was about 2% stronger relative to the British Pound (GBP), about 1% stronger relative to the Australian Dollar (AUD) and about 10% stronger relative to the EURO. Because international sales represent more than half of total consolidated sales, the currency exchange impact on total 3Q 2012 consolidated sales expressed in USD was a reduction of 1.6% compared to 3Q 2011.

Domestic U.S. sales, which represented 49% of total consolidated sales both in 3Q 2012 and 9M 2012, were 2% lower in 3Q 2012 than in 3Q 2011 and 10% higher in 9M 2012 than in 9M 2011. The increase for 9M 2012 was due to the addition of Femcare sales of the Filshie Clip in the U.S. through Cooper Surgical beginning in late March 2011. 3Q 2012 domestic direct U.S. sales compared to 3Q 2011 were stronger than domestic UK sales and domestic Australia sales, which was the opposite of what was the situation earlier in the year.

Consolidated international sales in USD terms for 3Q 2012 were down 3% compared to 3Q 2011, and up 17% for 9M 2012 compared to 9M 2011. Again, the 9M 2012 increase was due to the fact that most of the 1Q 2011 did not include Femcare international sales. UK subsidiary sales were 41% of total international sales in 3Q 2012, and 43% in 9M 2012. UK subsidiary international trade shipments in USD terms were down 14% in 3Q 2012 and up 26% in 9M 2012 compared to the same periods in 2011. Australia subsidiary sales were 16% of total international sales in both 3Q 2012 and 9M 2012. Australia 3Q 2012 trade shipments were down 11% in U.S. dollar (USD) terms and down 10% in AUS terms. For 9M 2012, Australia USD- and AUS-denominated shipments were up 27% and 29% respectively. Ireland subsidiary sales were 16% of total international sales in 3Q 2012, and 17% in 9M 2012. UTMD Ireland 3Q 2012 trade shipments were up 28% in U.S. dollar (USD) terms and up 42% in Euro terms. For 9M 2012, UTMD Ireland USD- and Euro-denominated trade shipments were up 37% and 50% respectively.

Global sales in product categories for 3Q 2012 compared to 3Q 2011, and 9M 2012 compared to 9M 2011, were as follows: 3Q blood pressure monitoring device/ components (BPM) sales were up 6%, neonatal device sales were down 12%, gynecology/ electrosurgery device sales were down 1% and obstetrics device sales were down 6%; 9M BPM sales were up 9%, neonatal device sales were down 7%, gynecology/ electrosurgery device sales were up 31% and obstetrics device sales were down 12%.

Gross Profit. UTMD’s gross profit margin (GPM), gross profits divided by sales, was 61.7% in 3Q 2012 and 60.8% in 9M 2012 compared to 60.4% and 59.0% in the same periods in the prior year. The major contributor to improved GPM was better utilization of manufacturing capacity in Ireland.

Operating Income. UTMD’s operating expenses in 3Q 2012 were $462 lower than in 3Q 2011. 38% of the reduction was in sales and marketing (S&M) expenses, and 62% of the reduction was in general and administrative (G&A) expenses. The reductions were a result of consolidating resources after the acquisition of Femcare. 3Q 2012 R&D expenses were 2% higher than in 3Q 2011. In summary, the higher OPMs in 2012 were due to 1) higher GPM, 2) lack of acquisition expenses experienced in the prior year, and 3) substantially improved productivity of S&M and G&A resources.

Earnings before Tax (EBT). Compared to 3Q 2011, 3Q 2012 EBT improved not only as a result of $421 higher operating income despite $295 lower sales (i.e., improved GPM and OPM), but also from $125 lower interest expense as a result of rapidly repaying the debt obtained to help acquire Femcare in March 2011. Total interest expense in 3Q and 9M 2012 was $157 and $516, respectively, compared to $281 and $635 in the same periods of 2011. In contrast to the negative impact on sales, the stronger USD had a positive impact on consolidating operating expenses from UTMD’s UK, Ireland and Australia subsidiaries. In summary, 3Q and 9M 2012 EBT margins were 36.7% and 35.4%, respectively, compared to 30.4% and 29.9% in the same periods of 2011.

Net Income. Although diluted by the amortization of intangible assets and interest expense on debt assumed in completing the Femcare acquisition, 3Q 2012 and 9M 2012 net profit margins (NPMs), net income divided by sales, regained consistency with UTMD’s longer term historical performance at 25.9% and 24.9% compared to 20.7% and 19.9% for 3Q 2011 and 9M 2011, respectively. In addition to the operating and non-operating margin improvements previously noted, NPM were substantially aided by the reduction in UK corporate income tax rate as of April 1, 2012.

Earnings per share (EPS). 3Q 2012 EPS increased 11.6 cents (19%) compared to 3Q 2011 as a result of the improved profit margins and lower corporate income tax rate in the UK. For 9M 2012, EPS increased 60.8 cents (40%) compared to 9M 2011, as the Femcare acquisition was completed near the end of 1Q 2011. Actual diluted shares used to calculate 3Q 2012 EPS increased to 3,725,538 from 3,643,716 in 3Q 2011. Diluted shares used to calculate 9M 2012 EPS increased to 3,705,992 from 3,641,932 in 9M 2011. The increases were due to a higher average share price in the stock market during 2012 compared to the prior year, and exercises of employee/ director options. The Company did not repurchase any of its shares in 2012 through September. The same was true in 2011. Notwithstanding, the Company retains the financial ability for repurchasing its shares when they seem undervalued. The closing share price at the end of 3Q 2012 was $33.99 compared to $27.00 at the end of calendar year 2011, and $26.49 at the end of 3Q 2011.

Excluding the noncash effects of depreciation, amortization of intangible assets and stock option expense, 3Q 2012 and 9M 2012 consolidated earnings before taxes plus interest expense were $4,833 and $14,237 respectively, compared to $4,418 and $11,037 in the same periods of 2011.

UTMD’s September 30, 2012 balance sheet compared with its December 31, 2011 balance sheet demonstrates continued improvement. Debt incurred in March 2011 to help finance the Femcare acquisition was $26,934. As of September 30, 2012, that debt balance was $14,634. In just six calendar quarters, UTMD has repaid 46% of the debt. 9M 2012 capital expenditures were $195, less than depreciation of fixed assets by $299.

Key balance sheet changes from the end of 2011 follow:

[Million $$]
Cash & Investments:	+ 2.8
Receivables & Inventory:	-
Intangible Assets (net):	(0.3)
Total Current Liabilities:	+ 1.8
Notes Payable:	(6.8)
Shareholders’ Equity:	+ 8.0

Financial ratios as of September 30, 2012 follow:
1) Current Ratio (including the current portion of loans) = 1.8
2) Days in Receivables (based on 3Q sales activity) = 40
3) Average Inventory Turns (based on 3Q CGS) = 3.4
4) Year-to-Date ROE = 24% (prior to dividend payments)
= 16% (after accrual of shareholder dividends)

UTMD’s dilution from unexercised option shares added to actual weighted average outstanding shares for purposes of calculating eps was 36,500 in 3Q 2012 compared to 7,400 in 3Q 2011, and 33,900 in 9M 2012 compared to 13,400 in 9M 2011. The actual number of outstanding shares at the end of 3Q 2012 was 3,692,400 which included 3Q 2012 employee option exercises of 7,800 shares. The total number of outstanding unexercised options at September 30, 2012 was 169,000 shares at an average exercise price of $25.84/ share, including shares awarded but not vested. This compares to 258,100 option shares outstanding at the end of 3Q 2011 at an average exercise price of $25.30/ share. No option shares have been awarded to date in 2012.

Risk factors that could cause results to differ materially in future quarters include clinical acceptance of products, timing of regulatory approvals of new products and of distributing existing products in new geographical areas, government intervention in the health care marketplace, distribution restrictions by anticompetitive hospital administrative agreements, foreign currency exchange rates, the Company’s ability to efficiently manufacture, market, and sell its products globally, among other factors that have been outlined in UTMD’s public disclosure filings with the SEC. The SEC Form 10-Q for 3Q 2012 will be filed with the SEC by November 9.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures, assembles and markets a broad range of disposable and reusable specialty medical devices designed for better health outcomes for patients and their care-providers. For more information about Utah Medical Products, Inc., visit UTMD’s website at www.utahmed.com.

Utah Medical Products, Inc.
INCOME STATEMENT, Third Quarter (3 months ended September 30)
(in thousands except earnings per share):

	3Q 2012	3Q 2011	Percent Change
Net Sales	$10,489	$10,784	(2.7%)
Gross Profit	6,477	6,518	(0.6%)
Operating Income	3,960	3,539	+11.9%
Income Before Tax	3,849	3,274	+17.6%
Net Income	2,721	2,237	+21.6%
Earnings Per Share	$0.730	$0.614	+18.9%
Shares Outstanding (diluted)	3,726	3,644

INCOME STATEMENT, First Nine Months of Year (9 months ended September 30)
(in thousands except earnings per share):

	9M 2012	9M 2011	Percent Change
Net Sales	$31,719	$27,954	+13.5%
Gross Profit	19,286	16,487	+17.0%
Operating Income	11,627	8,929	+30.2%
Income Before Tax	11,215	8,368	+34.0%
Net Income	7,910	5,556	+42.4%
Earnings Per Share	$2.134	$1.526	+39.9%
Shares Outstanding (diluted)	3,706	3,642

BALANCE SHEET
(in thousands)

	(unaudited) SEP 30, 2012	(unaudited) JUN 30, 2012	(audited) DEC 31, 2011	(unaudited) SEP 30, 2011
Assets
Cash & Investments	$9,369	$7,984	$6,599	$7,098
Accounts & Other Receivables, Net	5,037	5,089	4,734	5,027
Inventories	4,707	4,834	5,005	4,963
Other Current Assets	944	745	678	655
Total Current Assets	20,057	18,652	17,016	17,743
Property & Equipment, Net	8,449	8,532	8,805	9,065
Intangible Assets, Net	50,297	49,696	50,568	52,251
Total Assets	$78,803	$76,880	$76,389	$79,059
Liabilities & Shareholders’ Equity
A/P & Accrued Liabilities	$5,965	$5,345	$4,201	$5,024
Current Portion of Notes Payable	5,450	5,406	5,430	5,470
Total Current Liabilities	11,415	10,751	9,631	10,494
Notes Payable (excluding current portion)	9,415	11,154	16,242	18,536
Other LT Liabilities	450	438	434	460
Deferred Tax Liability – Intangibles	8,053	8,216	8,549	8,425
Deferred Revenue and Income Taxes	760	773	777	777
Shareholders’ Equity	48,710	45,548	40,756	40,367
Total Liabilities & Shareholders’ Equity	$78,803	$76,880	$76,389	$79,059